Exhibit 99.1

July 31, 2013

Open Letter to All Shareholders

Dear Shareholders:

The Special Committee of the Board of Directors (the “Special Committee”) of InfuSystem Holdings, Inc. (the “Company”), after long and careful deliberation and with the participation and assistance of the Company’s senior management team, has decided that it is in the best interest of all shareholders of the Company to terminate the consideration of a potential sale of the Company. This will allow management to focus on growing revenue, increasing profitability, serving our customers, building an enduring business and, thus, creating long-term value for all of the Company’s shareholders.

Following thorough discussions with the Special Committee through the Company’s investment banking advisors, Ryan Morris and his potential financing partners have decided not to accept the offer made by the Special Committee in its letter dated July 18, 2013. In that letter, the Special Committee was willing to agree to a reasonable period of exclusivity for due diligence and dialogue in order to better understand and address concerns regarding future risks to the Company as well as to assist Mr. Morris and his financing sources to potentially increase the value of their proposal. While the Special Committee appreciates Mr. Morris trying to increase shareholder value via a transaction, the Special Committee continues to believe that the value of the Company is above the proposed offer range of $1.85 to $ 2.00 per share in cash.

Since the spring of 2012, the Company and its management team have dealt with numerous issues, including the distractions and costs associated with the evaluation of potential strategic alternatives. Despite these distractions and major changes in healthcare reimbursement, the Company has continued to achieve its goals. The Special Committee believes that the current management team, led by CEO Eric Steen, can and will effectively meet the reimbursement challenges and develop new growth initiatives.

The Special Committee, and the management team, received many insightful comments from shareholders concerning Mr. Morris’ offer and the Special Committee response.

Having concluded its business as a Special Committee, the members of the committee proposed to the entire Board of Directors (the “Board”) that the Special Committee be disbanded effective immediately and the Board unanimously agreed to this action. Wayne Yetter, while remaining an independent Board member, is stepping down as Chairman of the Board immediately, and Ryan Morris is resuming his position as Executive Chairman. The Board appreciates Mr. Yetter’s leadership and direction since temporarily assuming the position of Chairman on May 15, 2013, and thanks Mr. Yetter for his significant contributions. Mr. Yetter similarly expressed appreciation to the management team for staying focused on the core business while also providing necessary assistance to the Special Committee during its existence.

Over the past year, our Company’s management team has been greatly strengthened through the leadership of new CEO Eric Steen and his talented management team. It is now time to support this team as they meet the challenges of a changing healthcare environment and create new growth initiatives on a strong business platform.

The management team will report its results for the fiscal second quarter in August, and looks forward to reviewing the Company’s growth plans with shareholders in the near future.

Sincerely,

The Board of Directors of InfuSystem Holdings, Inc.

31700 RESEARCH PARK DRIVE   MADISON HEIGHTS, MI   48071-4627

TOLL FREE 800.962.9656   FAX 248.546.1160   www.infusystem.com